NEWS RELEASE
CONTACT CHRIS HEADLY
(540) 349-0218 or
chris.headly@tfb.bank

Fauquier Bankshares Announces Third Quarter 2016 Results
	Asset growth of 3.74% year-to-date
	Loan growth of $10.2 million, or 2.31%, year-to-date
	Deposit growth of $21.1 million, or 4.02%, year-to-date
	Core transaction deposit growth of $21 million, or 6.55%, year-to-date
	Quarterly net income of $698,000, year-to-date net income of $2.87 million

WARRENTON, VA., November 7, 2016 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $698,000 for the third quarter of 2016 compared with $1.35 million for the third quarter of 2015. Basic and diluted earnings per share were $0.19 and $0.36 for the three months ended September 30, 2016 and September 30, 2015, respectively. Net income for the first nine months of 2016 was $2.87 million compared with $3.14 million for the same period of 2015. For the nine months ended September 30, 2016, basic and diluted earnings per share were $0.76 compared with $0.84 for the same period in 2015.
Marc Bogan, President and CEO, said, "While our year-to-date results do not comprehensively reflect satisfactory performance in 2016, our team made strides in the third quarter of 2016 toward implementing a strategy that will benefit our shareholders and our company in the coming years. We are steadily beginning to grow earning assets and our core deposit growth continues to be strong. Our profitability in the third quarter of 2016 compared unfavorably to the prior year partially due to the recognition of a one-time event in the same period of 2015. Excluding one-time events and non-recurring gains recognized in the third quarter of 2015 and the second quarter of 2016, neither period exhibits acceptable profitability for our organization. However, I am encouraged by the strategic progress we are making, and I expect earnings, much like asset and loan growth, to slowly begin to improve in the future."
Total assets were $623.9 million on September 30, 2016 compared with $601.4 million on December 31, 2015 and $594.2 million on September 30, 2015. Net loans increased $10.2 million or 2.31% to $452.9 million on September 30, 2016 from $442.7 million on December 31, 2015 and decreased $7.8 million or 1.7% from $460.7 million on September 30, 2015. Total deposits were $545.4 million on September 30, 2016 compared with $524.3 million and $511.1 million on December 31, 2015 and September 30, 2015, respectively. Low cost transaction deposits (demand and interest checking accounts) grew $21.0 million and $33.1 million over the same 9 and 12 month periods, now representing 62.5% of total deposits.
Return on average assets (ROAA) was 0.44% and return on average equity (ROAE) was 5.11% for the third quarter of 2016, compared with 0.90% and 9.40%, respectively, for the third quarter of 2015. For the nine month period ended September 30, 2016, Fauquier Bankshares' return on average assets was 0.63% and return on average equity was 7.13%, compared with 0.70% and 7.47%, respectively, for the nine month period ended September 30, 2015.
Net interest margin was 3.45% in the third quarter of 2016 compared with 3.69% for the same period in 2015. Net interest income for the third quarter of 2016 decreased $47,000 to $4.97 million when compared with $5.01 million for the same period in 2015. The decline was primarily due to decline in the average yield on earning assets which declined 25 basis points from third quarter 2015. Net interest margin was 3.50% for the first nine months of 2016 compared with 3.63% for the same period in 2015. Net interest income for the first nine months of 2016 decreased $83,000 to $14.65 million when compared with $14.73 million for the same period in 2015.
Nonperforming assets were $4.57 million, or 0.73% of total assets, on September 30, 2016, compared with $3.83 million, or 0.64% of total assets, on September 30, 2015. The increase was primarily due to the addition of a single commercial loan. Included in nonperforming assets on September 30, 2016 were $3.22 million of nonperforming loans and $1.36 million of other real estate owned. The ratio of nonperforming loans to total loans at the period's end was 0.70% at September 30, 2016 compared with 0.50% at September 30, 2015.
Net loan charge-offs in the third quarter of 2016 were $609,000 compared with $8,000 in the third quarter of 2015. Net loan recoveries for the first nine months of 2016 were $732,000, or (0.16%) of average loans, compared with net loan charge-offs of $815,000, or 0.18% of average loans for the same period in 2015. Allowance for loan losses was $4.42 million or 0.97% of total loans on September 30, 2016 compared with $4.78 million or 1.03% of total loans on September 30, 2015. The allowance for loan losses coverage ratio was 1.37 times nonperforming loans on September 30, 2016 compared with 2.07 times for the same period in 2015.
Noninterest income decreased $591,000 to $1.29 million in the third quarter 2016 compared with $1.88 million in the same quarter in 2015 and decreased $839,000 to $4.01 million during the first nine months of 2016 compared with $4.85 million during the same period in 2015. The decrease resulted from a decline in trust and estate income and service charges on deposit accounts in the third quarter of 2016 as well as a one-time nontaxable death benefit received in the third quarter of 2015. Noninterest expense for the third quarter 2016 decreased $195,000 to $5.02 million compared with $5.21 million for the third quarter 2015. Noninterest expense for the first nine months of 2016 was $15.57 million compared with $15.58 million for the first nine months of 2015.
Shareholders' equity decreased $2.8 million to $54.3 million on September 30, 2016 compared with $57.1 million on September 30, 2015.  The book value per common share was $14.46 as of September 30, 2016.  Fauquier Bankshares' stock price closed at $15.03 per share on November 4, 2016.
At September 30, 2016, the Bank's common equity tier 1 capital ratio and tier 1 risk-based capital ratio were 12.21%. The Bank's total risk-based ratio and leverage ratio were 13.15% and 9.16%, respectively, at September 30, 2016. The Bank exceeds all fully phased-in capital requirements of Basel III, effective January 1, 2019, at September 30, 2016.
Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015

EARNINGS STATEMENT DATA:
Interest income	$5,423	$5,325	$5,257	$5,436	$5,460
Interest expense	458	456	440	438	448
Net interest income	4,965	4,869	4,817	4,998	5,012
Provision for (recovery of) loan losses	425	(1,133)	200	7,800	100
Net interest income after provision for (recovery of) loan losses	4,540	6,002	4,617	(2,802)	4,912
Noninterest income	1,290	1,337	1,386	1,562	1,881
Securities gains	1	-	-	1	3
Noninterest expense	5,017	5,215	5,336	4,609	5,212
Income (loss) before income taxes	814	2,124	667	(5,848)	1,584
Income taxes	116	562	61	(2,098)	238
Net income (loss)	$698	$1,562	$606	$(3,750)	$1,346

PER SHARE DATA:
Net income per share, basic	$0.19	$0.42	$0.16	$(1.00)	$0.36
Net income per share, diluted	$0.19	$0.42	$0.16	$(1.00)	$0.36
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Average basic shares outstanding	3,754,304	3,756,084	3,750,937	3,744,562	3,744,562
Average diluted shares outstanding	3,764,645	3,764,477	3,763,588	3,767,288	3,764,416
Book value at period end	$14.46	$14.36	$14.11	$14.06	$15.24
BALANCE SHEET DATA:
Total assets	$623,877	$619,192	$603,926	$601,400	$594,204
Loans, net	452,874	451,093	445,088	442,669	460,705
Investment securities	47,959	52,483	54,331	56,510	56,790
Deposits	545,402	540,391	526,129	524,294	511,081
Transaction accounts (Demand & interest checking accounts)	341,135	334,123	321,787	320,169	308,060
Shareholders' equity	54,258	53,892	53,058	52,633	57,083
PERFORMANCE RATIOS:
Net interest margin(1)	3.45%	3.48%	3.59%	3.59%	3.69%
Return on average assets	0.44%	1.02%	0.41%	(2.46%)	0.90%
Return on average equity	5.11%	11.73%	4.59%	(26.90%)	9.40%
Efficiency ratio(2)	79.03%	82.75%	84.67%	69.16%	72.73%
Yield on earning assets	3.77%	3.80%	3.91%	3.90%	4.02%
Cost of interest bearing liabilities	0.40%	0.40%	0.40%	0.40%	0.41%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)
Efficiency ratio is computed by dividing non-interest expense less gains or losses on sale of other real estate owned by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015
ASSET QUALITY RATIOS:
Nonperforming loans	$3,219	$2,017	$1,876	$1,849	$2,305
Other real estate owned	1,356	1,468	1,356	1,356	1,524
Total nonperforming assets	4,575	3,485	3,232	3,205	3,829
Restructured loans still accruing	5,349	5,419	5,459	5,495	5,220
Student loans (U. S. Government 98% guaranteed) past due 90 or more days and still accruing	1,893	1,948	2,241	2,814	2,907
Total nonperforming and other risk assets	$11,817	$10,852	$10,932	$11,514	$11,956

Nonperforming loans to total loans, period end	0.70%	0.44%	0.42%	0.41%	0.50%
Nonperforming assets to period end total assets	0.73%	0.56%	0.54%	0.53%	0.64%
Allowance for loan losses	$4,417	$4,601	$4,376	$4,193	$4,776
Allowance for loan losses to period end loans	0.97%	1.01%	0.97%	0.94%	1.03%
Allowance for loan losses as percentage of nonperforming loans, period end	137.25%	228.09%	233.26%	226.77%	207.2%
Net loan charge-offs (recoveries) for the quarter	$609	$(1,358)	$17	$8,382	$8
Net loan charge-offs (recoveries) to average loans	0.13%	(0.30%)	0.00%	1.84%	0.00%

CAPITAL RATIOS:
Tier 1 leverage ratio (Bank only)	9.16%*	9.19%*	9.33%*	9.13%*	9.98%*
Common equity tier 1 capital ratio (Bank only)	12.21%*	11.89%*	11.64%*	11.64%*	12.05%*
Tier 1 risk-based capital ratio (Bank only)	12.21%*	11.89%*	11.64%*	11.64%*	12.05%*
Total risk-based capital ratio (Bank only)	13.15%*	12.86%*	12.57%*	12.53%*	13.02%*
Tangible equity to total assets (Consolidated Company)	8.70%	8.70%	8.79%	8.75%	9.61%

*Reflects Basel III capital requirements effective January 1, 2015. When fully phased-in on January 1. 2019m the rules will require the Bank to maintain a minimum tier 1 leverage ratio of 4.0%, a minimum common equity tier 1 capital ratio of 4.5% plus a "capital conversation buffer" of 2.5% for a total of 7.0%, a tier 1 risk-based capital ratio of 6.0% plus a "capital conservation buffer" of 2.5% for a total of 8.5%, and a total risk-based capital ratio of 8.0% plus a "capital conversation buffer" of 2.5% for a total of 10.5%.

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Nine Month Periods Ended,
	Sep. 30, 2016	Sep. 30, 2015
EARNINGS STATEMENT DATA:
Interest income	$16,005	$16,258
Interest expense	1,354	1,524
Net interest income	14,651	14,734
Provision for (recovery of) loan losses	(508)	200
Net interest income after
provision for (recovery of) loan losses	15,159	14,534
Noninterest income	4,013	4,852
Securities gains	1	3
Noninterest expense	15,568	15,577
Income before income taxes	3,605	3,812
Income taxes	739	674
Net income	$2,866	$3,138

PER SHARE DATA:
Net income per share, basic	$0.76	$0.84
Net income per share, diluted	$0.76	$0.84
Cash dividends	$0.36	$0.36
Average basic shares outstanding	3,753,777	3,742,106
Average diluted shares outstanding	3,764,238	3,759,089

PERFORMANCE RATIOS:
Net interest margin(1)	3.50%	3.63%
Return on average assets	0.63%	0.70%
Return on average equity	7.13%	7.47%
Efficiency ratio(2)	82.14%	77.59%

Net loan charge-offs (recoveries)	$(732)	$815
Net loan charge-offs (recoveries) to average loans	(0.16%)	0.18%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.